State of Delaware
Secretary of State
Division of Corporations
Delivered 03:06 PM 09/24/2020
FILED 03:06 PM 09/24/2020
SR 20207464023 - File Number 5251646

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
UPPERCUT BRANDS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Uppercut Brands, Inc. (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. The Certificate of Incorporation of the Corporation, as amended, is hereby amended solely to reflect a change in the name of the Corporation by deleting the Article thereof numbered "FIRST" and inserting the following in lieu thereof:

"FIRST. The name of the Corporation is Silo Pharma, Inc."

2. The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the amendment described herein in accordance with the provisions of Section 242(b)(1) of the General Corporation Law of the State of Delaware.

3. The amendment described herein has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall become effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 24th day of September, 2020.

/s/Eric Weisblum
Eric Weisblum , CEO